Exhibit 99.1

COMBINATION OF PARTHUS AND CEVA—DATE FIXED FOR COURT HEARING TO APPROVE
THE SCHEME OF ARRANGEMENT

Dublin and Santa Clara, Calif.—2 October 2002—Parthus Technologies plc (“Parthus”) (LSE: PRH, NASDAQ: PRTH), DSP Group, Inc. (“DSPG”) (NASDAQ: DSPG) and Ceva, Inc (“Ceva”) jointly announce that the Irish High Court has directed that Parthus’ petition to approve the scheme of arrangement, including the capital repayment, as described in the circular to shareholders and optionholders dated 2 September 2002 (the “Scheme”) be heard on 21 October 2002 (the “Court Hearing”) and that notice of the Court Hearing be placed in the Wall Street Journal, the Financial Times, the Irish Times and Iris Oifigiul (an Irish Government official publications journal).

Pursuant to the Scheme, Parthus and Ceva will combine to form ParthusCeva, Inc., and Parthus will distribute an aggregate capital repayment of $60 million to its shareholders. Subject to the approval of the Irish High Court at the Court Hearing and to satisfaction of the remaining closing conditions, the Scheme is expected to become effective, which means that Parthus and Ceva will be combined and trading in ParthusCeva shares on NASDAQ and the London Stock Exchange will commence, on 22 October 2002. It is intended by the parties that the capital repayment to Parthus’ shareholders will be made within 14 days after the Scheme becomes effective.

Enquiries:

Parthus Technologies plc              Tel: +353 1 402 5700
Lorraine Whelan
Barry Nolan

DSP Group, Inc.                             Tel: +1 408 986 4423
Yaniv Arieli

Financial Dynamics                        Tel. +44 20 7831 3113
James Melville-Ross/Ben Way

The directors of Parthus accept responsibility for the information contained in this announcement relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Parthus (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of DSPG and the directors of Ceva accept responsibility for the information contained in this announcement other than that relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of DSPG and Ceva (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

This announcement does not constitute an offer to sell or issue, or a solicitation of any offer to purchase or subscribe for any shares in DSPG, Ceva or Parthus nor shall it form the basis of, or be relied upon in connection with, any contract for such purchase or subscription. No representation or warranty, express or implied, is made or given by DSPG, Ceva or Parthus as to the accuracy or completeness of the information or the opinions contained in this announcement and no liability is accepted for any such information or opinions.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN

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